Exhibit 4.2.2

Second Supplemental Indenture

7-1/2% Notes due 2010

Dated as of May 18, 2000

This is a Second Supplemental Indenture (this “Supplemental Indenture”) among Saks Incorporated, a Tennessee corporation (the “Company”), the Subsidiary Guarantors named herein, as Guarantors, New York City Saks, LLC, a New York limited liability company (“LLC”) Saks Fifth Avenue Texas, L.P., a Delaware limited partnership (together with LLC, the “New Guarantors”), and Bank One Trust Company, National Association, successor in interest to The First National Bank of Chicago, as Trustee (the “Trustee”).

Preliminary Statements

E. In accordance with Section 9.01 of the Indenture dated as of December 2, 1998, among the Company, the Subsidiary Guarantors named therein, and the Trustee (as amended. modified, and supplemented, the “Indenture”), relating to the 7-1/2% Notes due 2010 of the Company, the Trustee, the Company, and the Guarantor,; (as defined in the Indenture) have agreed to amend the Indenture as of the date hereof to provide for the addition of additional Guarantors pursuant to the requirements of Section 10.15 of the Indenture.

F. All things necessary to make this Supplemental Indenture a valid supplement to the Indenture according to its terms have been done.

Terms and Conditions

The parties to this Supplemental Indenture agree as follows:

SECTION 1. Certain Terms Defined in the Indenture. All capitalized terms used herein without definition herein shall have the meaning. ascribed thereto in the Indenture.

SECTION 2. Addition of New Guarantors. In accordance with Section 10.15 of the Indenture, the Indenture is hereby supplemented as permitted by Section 9.01(e) of the Indenture by adding each of the New Guarantors as a “Guarantor” thereunder. Accordingly, by their execution of this Supplemental Indenture, the New Guarantor acknowledge and agree that each is a “Guarantor” under the Indenture and is bound by and subject to all of the terms of the Indenture applicable to a Guarantor, including without limitation, the applicable provisions of Article Twelve of the Indenture.

SECTION 3. Corporate Reorganization. (a) As part of a corporate reorganization, the following Guarantors (together. the “Merged Guarantors”) have merged into Saks & Company: Saks Fifth Avenue, Atlanta, Inc.; Saks Fifth Avenue-Stamford Inc.; Saks Fifth Avenue of Ohio, Inc.; Saks Fifth Avenue-Louisiana, Inc.; Saks Fifth Avenue of Missouri. Inc.; Sales Specialty Stores, Inc.; S.P.A. Data Processing, Inc.; and SFA Real Estate Company. Saks & Company, by its execution of this Supplemental Indenture and as permitted by Section 9.01(a) of the Indenture, assumes all of the covenants of each of the Merged Guarantors in the Indenture and in the Note Guarantee of each of the Merged Guarantors. (b) Saks Stores Partnership, L.P. was dissolved and its assets were distributed to Carson Pirie Holdings, Inc. Carson Pirie Holdings. Inc., by [15 execution of this Supplemental Indenture and as permitted by Section 9.01(a) of the Indenture. assumes all of the covenants of Saks Stores Partnership, L.P. in the Indenture and in the Note Guarantee,

SECTION 4. Governing Law. This Supplemental Indenture shall be governed by the laws of the State of New York.

SECTION 5. Counterparts. This Supplemental Indenture may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 6. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 7. Ratification. Except as expressly amended hereby, each provision of the Indenture shall remain in full force and effect and, as amended hereby, the Indenture is in all respects agreed to, ratified and confirmed by each of the parties hereto.

Saks Incorporated

By:	/s/ Charles J. Hansen
Senior Vice President and Assistant Secretary

Attest:
Vice President and Assistant Secretary

Bank One Trust Company, National
Association, successor in interest to The First
National Bank of Chicago, as Trustee

By:	/s/ Benita A. Pointer
Title:	Benita A. Pointer
Account Executive

Attest:	/s/ Janice Ott Rotunno
Title:	Janice Ott Rotunno

(Signatures continued on next page)

[Signature Page to Supplemental Indenture dated as of May 18, 2000 regarding Saks Incorporated]

Parisian, Inc.
McRae’s, Inc.
McRae’s Stores Partnership
By:	McRae’s, Inc., As Managing General Partner

McRae’s Of Alabama, Inc.
New York City Sales, LLC
Sales Holdings, Inc.
Saks & Company
Saks Fifth Avenue, Inc.
Saks Fifth Avenue Of Texas, Inc.
Saks Fifth Avenue Texas, L.P.
SFA Folio Collections, Inc.
Saks Fifth Avenue Distribution Company
Herberger’s Department Stores LLC
Carson Pirie Holdings, Inc.
Saks Distribution Centers, Inc.
Saks Shipping Company, Inc.
McRae’s Stores Services, Inc.

By:	/s/ Charles J. Hansen
Senior Vice President and Secretary

Attest:
Vice President and Assistant Secretary